CUSIP No. 29385B109	13D	Page 88 of 100

Exhibit 99.10

EXECUTIVE OFFICERS AND DIRECTORS

OF

RELAY VENTURES FUND LP

JLA Ultimate IV, Inc. is the general partner of Relay Ventures Fund LP. Set forth below is a list of each executive officer and director of Relay Ventures Fund LP setting forth the business address and present principal occupation or employment (and the name and address of any corporation or organization in which such employment is conducted) of each person.

Name and Business Address	Present Principal Occupation (principal business of employer)	Name and Address of Corporation or Other Organization (if different from address provided in Column 1)
John Albright 446 Spadina Rd., Suite 303 Toronto, ON M5P 3M2	President, Director and Secretary of JLA Ultimate IV Inc., the general partner of Relay Ventures Fund LP, a venture capital investment fund.

Wiltse, Jeannette 446 Spadina Rd., Suite 303 Toronto, ON M5P 3M2	Secretary of JLA Ultimate IV Inc., the general partner of Relay Ventures Fund LP, a venture capital investment fund.